March 2, 2004

The Honorable Robert M. Morgenthau District Attorney New York County One Hogan Place New York, New York 10013

Re:	Settlement of Case No. L 2003-005071 with Respect toHudson United Bank

Dear Mr. Morgenthau:

        Hudson United Bank (the “Bank”) has agreed to enter the attached Settlement Agreement (“Agreement”) in the above-referenced case. This Agreement relates to the international banking activities of the Bank that had been conducted at 90 Broad Street, New York, New York (“90 Broad”). The accounts of that business predominantly were purchased from the Federal Deposit Insurance Corporation (“FDIC”) following the liquidation of Connecticut Bank of Commerce (“CBC”) on June 26, 2002, and were closed by the Bank on November 21, 2003. The Bank acknowledges that during the sixteen months that the Bank operated 90 Broad, mistakes were made by the Bank in the steps taken to assess the money laundering risks posed by accounts of foreign non-bank financial institutions, such as casas de cambio and offshore money remitters, including steps to know the customers and the customers’ customers. These risks predated the acquisition of the CBC accounts. While the Bank recognizes that there were shortcomings in the Bank’s Bank Secrecy Act and anti-money laundering (“AML/BSA”) compliance, the Bank does not acknowledge that it engaged in any criminal wrongdoing.

        The Agreement recognizes that, as soon as the Bank fully understood the money laundering risks associated with 90 Broad, the Bank immediately closed the business and the Bank fully cooperated in the investigation by your Office. This investigation has resulted in a renewed commitment by the Bank to both the letter and spirit of AML/BSA laws and regulations. As evidence of that commitment, the Bank has engaged a new, highly qualified BSA/AML Officer who will spearhead the development and implementation of an enhanced AML/BSA Program.

        In executing this Agreement, the Bank agrees that this enhanced BSA/AML Program will include:

–	Reorganizing and increasing qualified AML/BSA compliance staff under the supervision of the new BSA/AML OFAC Officer, who will be reporting directly to the Chief Executive Officer and the Board of Directors.

–	Reviewing and making appropriate enhancements to all existing AML/BSA policies, procedures and internal controls, including for all business lines and operating subsidiaries, with the assistance of qualified outside experts.

–	In the future, when acquisitions are made or new products or lines of business proposed, conducting appropriate assessments of the money laundering risks posed and ensuring that reasonable AML/BSA policies, procedures and internal controls are in place or implemented to manage the risks.

–	Enhancing the Bank’s know your customer procedures, including procedures for knowing our customers’ customers.

–	Taking reasonable steps to enhance the Bank’s monitoring systems for detecting suspicious activity.

–	Continuing to review the transactions of 90 Broad customers and to file Suspicious Activity Reports for activity with professional assistance.

–	Reviewing the Bank’s relationships with domestic money services businesses with professional assistance.

–	Providing training to the Board and senior management as well as to all appropriate personnel on AML/BSA requirements and the Bank’s enhanced policies, procedures and internal controls that takes into account the employee’s functions and the money laundering risks.

–	Engaging auditors with specialized AML/BSA experience to conduct annual audits of the AML/BSA Program.

–	Updating your Office and the FDIC on the Bank’s progress in implementing the enhanced Program.

The Bank looks forward to our continuing cooperation with your Office as we address matters of common concern.

Sincerely yours, D. LYNN VAN BORKULO-NUZZO —————————————— D. Lynn Van Borkulo-Nuzzo Executive Vice President, Corporate Secretary General Counsel &Chief Risk Officer

DLVBN/ejk